EXHIBIT 23.2

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in this Registration Statement of iCoreConnect Inc. (formerly known as FG Merger Corp.) on Form S-8 of our report dated February 2, 2023, which includes an explanatory paragraph as to FG Merger Corp.’s ability to continue as a going concern, with respect to our audit of the financial statements of FG Merger Corp. as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, which report appears in the Form 10-K dated February 2, 2023.

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC

Chicago, Illinois

December 27, 2023